[Exhibit 5.1]


                               March 5, 2004



Board of Directors
UniPro Financial Services, Inc.
1450 So. Dixie Highway, Suite 200
Boca Raton, FL 33432


Gentlemen:

We are counsel to UniPro Financial Services Inc. (the "Company") and we have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of the Company's common stock, par value $0.001 per share (the "Shares"), which are to be issued from time to time to certain officers, directors, employees and qualified consultants of the Company and its subsidiaries in connection with the 2003 Equity Incentive Plan (the "Plan").

We have examined the originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the Plan and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the respective Plan, will be legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.



Very truly yours,

/s/ Stewart Merkin
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